Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-200039) on Form S-3, the Registration Statements (No. 333-83977, No. 333-132397, and No. 333-191144) on Form S-4 and the Registrations Statements (No. 33-16934, No 33-50071, No. 333-10151, No. 333-89157, No. 333-32354, No. 333-44570, No. 333-100913, No. 333-134671, No. 333-143859, No. 333-158832, No. 333-182757, No. 333-188141, No. 333-191301, No. 333-197760, and No. 333-212883) on Form S-8 of Supervalu Inc. of our report dated November 2, 2017, relating to the consolidated financial statements of Associated Grocers of Florida, Inc. and subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

West Palm Beach, Florida
February 23, 2018